                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Bush Industries Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             BUSH INDUSTRIES, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held on May 13, 1999

TO ALL STOCKHOLDERS OF BUSH INDUSTRIES, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bush Industries, Inc., a Delaware corporation, will be held at the Sanibel Harbour Resort & Spa, 17960 Harbour Pointe Drive, Ft. Myers, FL 33908, on Thursday, May 13, 1999 at 10:00 a.m., Florida time, for the following purposes:

  1. To elect eleven Directors, four of whom will be Class A Directors elected by the holders of Class A Common Stock and seven of whom will be Class B Directors elected by the holders of Class B Common Stock, for the term of one year and until their successors are duly elected and qualified;

  2. To ratify the appointment of Deloitte & Touche LLP, as the Company's independent public accountants for the fiscal year ending January 1, 2000; and

  3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on March 18, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          Ernest C. Artista,
                                          Secretary

Jamestown, New York
March 26, 1999

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON, SHOULD THEY SO DESIRE.

                             BUSH INDUSTRIES, INC.

                                One Mason Drive
                           Jamestown, New York 14702

                               ----------------

                                PROXY STATEMENT

  The accompanying proxy is solicited by the Board of Directors of Bush Industries, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held at the Sanibel Harbour Resort & Spa, 17960 Harbour Pointe Drive, Ft. Myers, FL 33908, on Thursday, May 13, 1999 at 10:00 a.m., Florida time. All proxies duly executed and received will be voted on all matters presented at the Annual Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted for the named nominees relating to the class of Common Stock for which the proxy relates for election to the Company's Board of Directors and for the ratification of Deloitte & Touche LLP, as the Company's independent public accountants. The Board of Directors does not anticipate that any of its nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting or that any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgment. The proxy may be revoked at any time before being voted. The Company will pay the entire expense of soliciting the proxies, which solicitation will be by use of the mails. This Proxy Statement is being mailed to stockholders on or about March 26, 1999.

  Only holders of shares of Class A Common Stock or Class B Common Stock of record at the close of business on March 18, 1999 will be entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. As of the close of business on March 18, 1999, the Company had outstanding 10,481,359 shares of Class A Common Stock and 3,395,365 shares of Class B Common Stock.

  At the Annual Meeting, the holders of Class A Common Stock will be entitled, as a class, to elect four Directors ("Class A Directors"), and the holders of Class B Common Stock will be entitled, as a class, to elect seven Directors ("Class B Directors"). The vote of a majority of the Class A shares of Common Stock represented at the Annual Meeting is required for the election of the Class A Directors, and the vote of a majority of the Class B shares of Common Stock represented at the Annual Meeting is required for the election of the Class B Directors. The vote of a majority of the shares of capital stock represented at the Annual Meeting, voting as a single class and after taking into account that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required for the ratification of the appointment of Deloitte & Touche LLP, as the Company's independent public accountants.

  Shares represented by proxies which are marked "abstained" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

  A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company's office, One Mason Drive, Jamestown, New York 14702, for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder.

  Officers and Directors of the Company beneficially own approximately 17% of the outstanding shares of Class A Common Stock and approximately 99% of the outstanding shares of Class B Common Stock. See "Security Ownership of Management and Principal Stockholders." Accordingly, approval of the aforesaid matters is virtually assured.

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

  The following table sets forth the amount of shares of Class A Common Stock and Class B Common Stock owned as of March 1, 1999 by each person standing for election as a Director of the Company, by those persons known to the Company to own beneficially 5% or more of the outstanding shares of Class A and/or Class B Common Stock of the Company, and by all Directors and Officers of the Company as a group. With respect to any person who beneficially owns 5% or more of the outstanding shares of Class A and/or Class B Common Stock, the address of such person is also set forth.

                             Number and                  Number and
                           Percentage of               Percentage of
    Name and Address     Shares of Class A           Shares of Class B
  of Beneficial Owner    Common Stock Owned          Common Stock Owned
------------------------ ------------------          ------------------
Paul S. Bush............   1,220,068   11.0%(1)        3,329,885   98.1%(2)
 One Mason Drive
 Jamestown, NY 14702
Robert L. Ayres.........     155,519    1.5%(3)              --
Lewis H. Aronson........      81,563        (4)(5)           --
Paul A. Benke...........         631        (5)              --
Jerald D. Bidlack.......       7,264        (5)              --
Douglas S. Bush.........     145,628    1.4%(6)           19,004         (5)
Gregory P. Bush.........     106,982    1.0%(7)           27,936         (5)(8)
David G. Dawson.........      51,651        (5)(9)           --
Robert E. Hallagan......         --                          --
Donald F. Hauck.........      88,641        (5)(10)          --
David G. Messinger......     115,086    1.1%(11)             --
Bush Industries, Inc.
 Savings and Retirement
 Plan...................     672,029    6.4%                 --
 One Mason Drive
 Jamestown, NY 14702
FMR Corp. ..............   1,040,500    9.9%                 --
 82 Devonshire St.
 Boston, MA 02109
Reich & Tang Asset Man-
 agement L.P............   1,382,750   13.2%                 --
 600 Fifth Ave.
 New York, NY 10020
All Officers and Direc-
 tors as a group (13
 persons)...............   2,007,364   17.3%(12)(13)   3,376,825   99.5%

--------
 (1) Includes 560,000 shares of Class A Common Stock issuable upon exercise of outstanding options. In addition, includes 228,153 shares of Class A Common Stock held in trust for the benefit of Mr. Paul S. Bush's children, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Also includes 400,000 shares held by the Paul S. Bush Charitable Remainder Unitrust, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Excludes 10,550 shares of Class A Common Stock held of record by the Company's Savings and Retirement Plan (the "401(k) Plan") for the benefit of Mr. Paul S. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. In addition, excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock.

 (2) Includes 38,757 shares of Class B Common Stock held in trust for the benefit of Mr. Paul S. Bush's children, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership.

 (3) Includes 143,750 shares of Class A Common Stock issuable upon the exercise of outstanding options. Excludes 7,498 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Robert L. Ayres, and with respect to such shares, the trustees of such Plan have sole voting power.

 (4) Includes 81,563 shares of Class A Common Stock issuable upon exercise of outstanding options. Excludes 4,941 and 1,014 shares of Class A Common Stock, held of record by the Company's 401(k) Plan for the benefit of Mr. Lewis H. Aronson and his spouse, respectively, and with respect to such shares, the trustees of such Plan have sole voting power. Also excludes 900 shares of Class A Common Stock issuable to Mr. Aronson's spouse upon the exercise of outstanding options owned of record by Mr. Aronson's spouse, and with respect to which Mr. Aronson disclaims beneficial ownership.

 (5) Less than 1%.

 (6) Includes 87,499 shares of Class A Common Stock issuable upon exercise of outstanding options. Excludes 1,756 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Douglas S. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. Excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Douglas S. Bush.

 (7) Includes 59,063 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 8,000 shares of Class A Common Stock held of record by Mr. Gregory P. Bush's spouse, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership. Excludes 3,076 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Gregory P. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. Excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Gregory P. Bush.

 (8) Includes 1,530 shares of Class B Common Stock held of record by Mr. Gregory P. Bush's spouse, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership. Includes 7,402 shares of Class B Common Stock held as custodian by Mr. Gregory P. Bush's spouse for the benefit of Mr. Gregory P. Bush's children, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership.

 (9) Includes 32,188 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 211 shares of Class A Common Stock held as custodian by Mr. David G. Dawson for the benefit of minor children of Mr. Dawson, and with respect to such shares, Mr. Dawson disclaims beneficial ownership. Includes 30 shares of Class A Common Stock held as custodian by Mr. Dawson's spouse for the benefit of Mr. Dawson's children, and with respect to such shares, Mr. Dawson disclaims beneficial ownership.

(10) Includes 23,907 shares of Class A Common Stock issuable upon the exercise of outstanding options. Excludes 6,164 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Donald
     F. Hauck, and with respect to such shares, the trustees of such Plan have sole voting power.

(11) Includes 630 shares of Class A Common Stock held as custodian by Mr. David G. Messinger for his minor children, and with respect to such shares, Mr. Messinger disclaims beneficial ownership. Includes 96,875 shares of Class A Common Stock issuable upon exercise of outstanding options. Excludes 7,921 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Messinger, and with respect to such shares, the trustees of such Plan have sole voting power.

(12) Includes shares of Class A Common Stock issuable upon exercise of outstanding options, as described in the Notes above. In addition, includes shares of Class A Common Stock beneficially owned by Mr. Ernest C. Artista and Mr. Neil A. Frederick, the Company's Secretary and Treasurer respectively. Excludes shares of Class A Common Stock issuable upon conversion of outstanding shares of Class B Common Stock. Excludes shares held of record by the Company's 401(k) Plan, as described in the Notes above. In addition, excludes shares of Class A Common Stock issuable to the spouses of certain Officers upon exercise of outstanding options.

 (13) In calculating the percentage of shares of Class A Common Stock owned, included in the total number of shares of Class A Common Stock outstanding are the shares of Class A Common Stock issuable upon exercise of outstanding options, as described in the foregoing Notes.

                             ELECTION OF DIRECTORS

  Eleven (11) Directors are to be elected for the ensuing year and until their successors are duly elected and qualified. Four of such Directors will be Class A Directors, elected by the holders of the Class A Common Stock, and seven of such Directors will be Class B Directors, elected by the holders of the Class B Common Stock. If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. Proxies not marked to the contrary will be voted for the election of the following persons with respect to that class of Common Stock represented thereby. All of the nominees are standing for re-election by the stockholders from the current term.

        Name and Age         Director Since Position with the Company
---------------------------- -------------- -------------------------
Nominees for Class A Direc-
 tors
 Paul A. Benke (77).........      1985      Director
 Jerald D. Bidlack (63).....      1985      Director
 David G. Dawson (51).......      1998      Director
 Robert E. Hallagan (55)....      1993      Director
Nominees for Class B Direc-
 tors
 Paul S. Bush (62)..........      1965      Chairman of the Board, President,
                                            Chief Executive Officer
 Robert L. Ayres (55).......      1988      Executive Vice President, Chief
                                            Operating Officer, Chief Financial
                                            Officer and Director
 Lewis H. Aronson (46)......      1993      Senior Vice President of
                                            Operations and Director
 Douglas S. Bush (32).......      1995      Vice President of
                                            Merchandising and Director
 Gregory P. Bush (33).......      1993      Vice President of Furniture
                                            Research and Development
                                            and Advanced Systems
                                            Technology and Director
 Donald F. Hauck (55).......      1981      Senior Vice President and Director
 David G. Messinger (49)....      1988      Senior Vice President of Sales
                                            and Marketing and Director

  Mr. Paul A. Benke has served as a Director of the Company since 1985. In 1982, Mr. Benke founded the Roger Tory Peterson Institute, a not-for-profit environmental education institute, and is titled "Founder". He served as its President from 1995 to 1996 and as its Executive Vice President/Executive Director from 1991 through 1995.

  Mr. Jerald D. Bidlack has served as a Director of the Company since 1985. Mr. Bidlack has been President of Griffin Automation, Inc., West Seneca, New York since 1992, a designer and manufacturer of automation equipment. He also serves as a Director of Graham Corporation of Batavia, New York.

  Mr. David G. Dawson has served as a Director of the Company since 1998. Mr. Dawson has been Chairman of the Board and President of Dawson Metal Company and Dawson Doors since 1983 and has been President of Spray Tech, Inc. since 1994. Mr. Dawson also serves on the Board of Directors of CLI Oncology, Integument, Inc. and Libera, Inc. In addition, Mr. Dawson serves on a number of charitable boards and commissions.

  Mr. Robert E. Hallagan has served as a Director of the Company since 1993. Mr. Hallagan has been the Vice Chairman of Heidrick & Struggles since January 1997, and prior to that he was its President and Chief Executive Officer since 1991. In addition, Mr. Hallagan serves as Chief Executive Officer of the Heidrick & Struggles/National Association of Corporate Directors (NACD) joint venture, The Center for Board Leadership. Mr. Hallagan also serves on the Board of Directors of Berkshire Life Insurance Company and the National Association of Corporate Directors.

  Mr. Paul S. Bush has been with the Company since it was founded in 1959. He has been President and Chief Executive Officer since 1971. Mr. Paul S. Bush serves on the Board of Directors of the American Furniture Manufacturers Association of High Point, North Carolina. He is the father of Messrs. Gregory
P. and Douglas S. Bush.

  Mr. Robert L. Ayres joined the Company as Executive Vice President in 1988. He has been Chief Operating and Chief Financial Officer since 1991.

  Mr. Lewis H. Aronson has been employed by the Company since 1988 and has held a variety of management positions within the Company since that time. Currently Mr. Aronson is Senior Vice President of Operations.

  Mr. Douglas S. Bush has been employed by the Company since 1990 and has held a variety of management positions within the Company since that time. Currently Mr. Douglas S. Bush is Vice President of Merchandising. He is the son of Mr. Paul S. Bush and the brother of Mr. Gregory P. Bush.

  Mr. Gregory P. Bush has been employed by the Company since 1988 and has held a variety of management positions within the Company since that time. Currently Mr. Gregory P. Bush is Vice President of Furniture Research and Development and Advanced Systems Technology. He is the son of Mr. Paul S. Bush and the brother of Mr. Douglas S. Bush.

  Mr. Donald F. Hauck has been employed by the Company since 1971 and has held a variety of management positions with the Company since that time. Currently Mr. Hauck is Senior Vice President.

  Mr. David G. Messinger has been employed by the Company since 1975 and has held a variety of management positions with the Company since that time. Currently Mr. Messinger is Senior Vice President of Sales and Marketing.

  The business background of the following Executive Officers of the Company, to the extent not otherwise set forth herein, are described below:

  Mr. Ernest C. Artista (47) joined the Company in 1988 and has held a variety of management positions with the Company since that time. Currently Mr. Artista is Secretary of the Corporation and Vice President of Organizational Development and Human Resources.

  Mr. Neil A. Frederick (46) joined the Company in 1988 and has held a variety of management positions with the Company since that time. Currently, Mr. Frederick is Treasurer of the Corporation and Vice President of Finance.

                      MEETINGS OF THE BOARD OF DIRECTORS
                     AND INFORMATION REGARDING COMMITTEES

  The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

  The Audit Committee is composed of Messrs. Paul A. Benke (Chairman), Jerald
D. Bidlack and Robert E. Hallagan. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of Management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. The Audit Committee held two meetings in 1998.

  The Compensation Committee is comprised of Messrs. Jerald D. Bidlack (Chairman), Paul A. Benke and Robert E. Hallagan. The duties of the Compensation Committee include recommending to the Board of Directors remuneration to be paid to Executive Officers of the Company, determining the number of shares and options to be awarded pursuant to the Company's 1995 Stock Plan, administering and monitoring compensation, including administering the Company's Performance Bonus Plan, and recommending the establishment of incentive and bonus programs for executives of the Company. The Compensation Committee held one meeting in 1998.

  The Board of Directors held ten meetings in 1998. All Directors attended 100% of the meetings of the Board of Directors and Committees on which they served.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  All decisions on the compensation of the Company's Executive Officers are made by the Compensation Committee of the Board of Directors (the
"Committee"). Grants or awards of stock options or shares of the Company's Class A Common Stock to Executive Officers are made solely by the Committee in compliance with the requirements of Rule 16b-3, promulgated under the Securities Exchange Act of 1934.

  The Company's executive compensation program is designed to help attract, retain, and motivate the highly qualified personnel needed to ensure maximum stockholder returns. To meet these goals, the Company has implemented a compensation program with the following components:

  . Base salaries that reflect the scope and responsibilities of the position, as well as the skills, knowledge, experience, abilities, and contributions of each individual executive.

  . Short term incentives that are directly linked to the financial performance of the Company.

  . Long term incentives that balance the Executive Officer's short and long term perspectives and provide rewards consistent with stockholder returns.

  All decisions regarding individual compensation for the Company's Executive Officers and executive compensation programs are reviewed, discussed, and approved by the Committee and/or are recommended to the Board of Directors or stockholders for approval, as appropriate. All compensation decisions are determined following a detailed review and assessment of external competitive data, the individual's contributions to the Company's success, any significant changes in role or responsibility, and internal equity of pay relationships.

  The competitiveness of the Company's total compensation program-- incorporating base salaries, short term incentives, and long term incentives-- is assessed regularly, and where appropriate, with the assistance of outside compensation consultants. In general, the Committee intends that the overall compensation level for the executive group should reflect competitive levels of compensation for comparable positions in similarly sized manufacturers of consumer durables over the long term.

  The Company believes that Executive Officers should be rewarded for their contribution to the financial success and profitability of the business, and as such, in 1994, the Company implemented, with stockholder approval, a Performance Bonus Plan. Under the Performance Bonus Plan, actual bonus amounts for each Executive Officer are based on a formula which multiplies the Executive Officer's base salary by the Company's pretax, pre-bonus profits as a percentage of sales and a factor reflecting the Executive Officer's relative responsibilities and ability to impact the Company's profits. All Executive Officers, including the Chief Executive Officer, participate in the Performance Bonus Plan. In addition, the Committee and the Board of Directors occasionally approve special bonuses in recognition of extraordinary achievements that have provided significant benefits to the stockholders of the Company.

  The Company believes that it is essential to link executive and stockholder interests. To meet this objective, the Company administers a stock option program which awards grants to provide participants with an opportunity to share in the Company's success. In determining stock option grants, the Committee considers the externally competitive market, the past contributions of the individual, the individual's ability to affect Company profitability, the scope of the individual's responsibilities, and the need to retain the individual's service over time. All Executive Officers, including the Chief Executive Officer, are eligible to participate in this program.

1998 EXECUTIVE COMPENSATION

  Except for the change in compensation during the first quarter of 1998, as previously disclosed in the Company's Proxy Statement for the Annual Meeting held on May 14, 1998, the base salaries for the Executive Officers remained the same.

Jerald D. Bidlack, Chairman
Paul A. Benke
Robert E. Hallagan

                          Summary Compensation Table

                                                               Long Term Compensation
                                                           -------------------------------
                                  Annual Compensation             Awards          Payouts
                              ---------------------------- --------------------- ---------
                                                                      Securities   Long
                                                 Other     Restricted Underlying   Term
                                                 Annual      Stock     Options/  Incentive  All Other
        Name and              Salary   Bonus  Compensation   Awards      SARs     Payouts  Compensation
   Principal Position    Year ($) (1)   ($)     ($) (2)       ($)        (#)        ($)      ($) (3)
------------------------ ---- ------- ------- ------------ ---------- ---------- --------- ------------
Paul S. Bush............ 1998 588,462 682,500    4,836        --         --         --       299,448(4)
 Chairman, President,    1997 545,184 928,988    4,344        --         --         --       300,732(4)
 Chief Executive Officer 1996 525,000 866,775    4,260        --         --         --       303,523(4)

Robert L. Ayres......... 1998 395,004 360,937      --         --         --         --        77,862(4)
 Exec. Vice President,   1997 351,923 464,153      --         --         --         --        79,540(4)
 Chief Operating         1996 340,000 433,070      --         --         --         --        78,726(4)
 Officer,
 Chief Financial Officer

David G. Messinger...... 1998 292,298 236,250      --         --         --         --         5,700
 Senior Vice President-  1997 259,615 272,231      --         --         --         --         5,375
 Sales & Marketing       1996 250,000 254,000      --         --         --         --         4,712

Lewis H. Aronson........ 1998 242,308 175,000      --         --         --         --         5,017
 Senior Vice President-  1997 207,692 190,562      --         --         --         --         4,558
 Operations              1996 200,000 177,800      --         --         --         --         4,494

Gregory P. Bush......... 1998 150,000  65,625      --         --         --         --         4,250
 Vice President of       1997 145,385  95,281      --         --         --         --         4,098
 Furniture               1996 140,000 119,544      --         --         --         --         3,972
 Research and
 Development
 and Advanced Systems
 Technology

--------
(1) 1998 and 1996 salary represents 26 biweekly pay periods. 1997 salary represents 27 biweekly pay periods.

(2) Represents imputed income from non-interest bearing loans.

(3) Includes Company contribution to the Savings and Retirement Plan (401(k)). In 1998, such contributions were $5,700 for Mr. Paul S. Bush, $5,700 for Mr. Ayres, $5,700 for Mr. Messinger, $5,017 for Mr. Aronson, and $4,250 for Mr. Gregory P. Bush. In 1997, such contributions were $5,375 for Mr. Paul S. Bush, $5,375 for Mr. Ayres, $5,375 for Mr. Messinger, $4,558 for Mr. Aronson, and $4,098 for Mr. Gregory P. Bush. In 1996, such contributions were $5,375 for Mr. Paul S. Bush, $5,375 for Mr. Ayres, $4,712 for Mr. Messinger, $4,494 for Mr. Aronson, and $3,972 for Mr. Gregory P. Bush.

(4) Includes premiums paid by the Company with respect to split-dollar life insurance policies for Mr. Paul S. Bush and Mr. Ayres. The Company will be reimbursed to the extent of the premiums paid, and expects to receive such payments upon the earlier of the death of the participant, or November 1, 2002 for Mr. Paul S. Bush and December 19, 2009 for Mr. Ayres. Premiums in 1998 were $293,748 for Mr. Paul S. Bush and $72,162 for Mr. Ayres. Premiums in 1997 were $295,357 for Mr. Paul S. Bush and $74,165 for Mr. Ayres. Premiums in 1996 were $298,148 for Mr. Paul S. Bush and $73,351 for Mr. Ayres.

 AGGREGATED OPTIONS/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTIONS/SAR VALUE

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised   In-the-Money Options/SARs
                                               Options/SARs at Fiscal      at Fiscal Year-End
                                                    Year-End (#)                 $(000)
                                              ------------------------- -------------------------
                           Shares     Value
                         Acquired On Realized
Name                      Exercise    $(000)  Exercisable Unexercisable Exercisable Unexercisable
------------------------ ----------- -------- ----------- ------------- ----------- -------------
Paul S. Bush............   115,000    2,080     560,000         --         1,975         --
Robert L. Ayres.........       --       --       59,377      84,373          209         298
David G. Messinger......       --       --       37,812      59,063          133         208
Lewis H. Aronson........       --       --       43,593      37,970          154         134
Gregory P. Bush.........       --       --       29,532      29,531          104         104

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company were paid an annual fee of $28,000.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Executive Officers named in the Summary Compensation Table, except for Mr. Gregory P. Bush, have employment agreements with the Company which provide for a rolling three-year term of employment. Effective as of March 1998, the base salaries payable on an annualized basis under the agreements are as follows: Mr. Paul S. Bush $600,000; Mr. Robert L. Ayres $405,000; Mr. David G. Messinger $300,000; and Mr. Lewis H. Aronson $250,000. The agreements also provide that upon termination of an executive's employment due to disability, the executive will receive the severance payments he would have received upon termination of his employment by the Company without good cause, reduced by the benefits that he may receive under any short term disability and long term disability plans provided by the Company. In addition, in the case of Mr. Paul
S. Bush and Mr. Robert L. Ayres, the agreements provide for the continuation of certain split dollar life insurance arrangements with the Company, despite termination of their employment by the Company without good cause, until they reach age 65.

  Pursuant to the agreements, if the executive's employment with the Company is terminated without good cause during the term of his agreement, the executive will be entitled to severance pay equal to the compensation and benefits he would have been paid, absent such termination, for a number of months specified as follows: Mr. Paul S. Bush (36 months); Mr. Robert L. Ayres (36 months); Mr. David G. Messinger (12 months); and Mr. Lewis H. Aronson (12 months).

  Under each of the agreements, if the executive terminates his employment after a substantial adverse alteration in the nature and status of the executive's responsibilities or duties following a change in control of the Company (as defined in the agreements), or if the Company terminates the executive's employment without good cause following a change in control of the Company, the executive will be entitled to severance pay equal to the compensation and benefits he would have been paid during the next 36 months, or in the case of Mr. Paul S. Bush, the next 48 months. The compensation payable to an executive upon a "change in control" will be reduced, if necessary, to assure that the payments would not constitute "excess parachute payments" under the Internal Revenue Code of 1986, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or of any of its subsidiaries. None of the Executive Officers of the Company have served on the Board of Directors or Compensation Committee during the last fiscal year of any other entity, any of whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

CERTAIN INDEBTEDNESS

  The Company has loaned money to certain of its Executive Officers from time to time on a non-interest bearing basis. Mr. Paul S. Bush was the only Executive Officer named in the Company's Summary Compensation Table, with indebtedness in excess of $60,000 outstanding at any time during 1998. The largest amount of said indebtedness during 1998 for Mr. Paul S. Bush was $93,949, and as of February 28, 1999, Mr. Paul S. Bush owed the Company $72,963. Imputed interest on loans to named Executive Officers is reflected in the Summary Compensation Table under the column "Other Annual Compensation".

COMPARISON OF TOTAL STOCKHOLDER RETURN

  The following graph sets forth total stockholder returns for the New York Stock Exchange, the S&P Household Furnishings Index, and the Company for the five-year period beginning January 1, 1994 and ending January 1, 1999. Total stockholder returns for the graph assumes that $100 was invested at the beginning of the period, and that all dividends were reinvested.

                        PERFORMANCE GRAPH APPEARS HERE

----------------------------------------------------------------------------------------
                              1/1/94     1/1/95    1/1/96    1/1/97    1/1/98   1/1/99
----------------------------------------------------------------------------------------
Bush Industries, Inc.         $100.00    $99.80    $120.40   $178.30   $242.30   $116.90
----------------------------------------------------------------------------------------
New York Stock Exchange       $100.00    $96.80    $127.10   $151.40   $197.30   $229.90
----------------------------------------------------------------------------------------
S&P Household Furnishings     $100.00    $81.80    $ 98.60   $ 88.80   $123.10   $167.20
----------------------------------------------------------------------------------------

  The preceding sections entitled "Report of the Compensation Committee on Executive Compensation" and "Comparison of Total Stockholder Return" do not constitute soliciting material for purposes of Rule 14a-9 of the Securities and Exchange Commission (the "Commission"), will not be deemed to have been filed with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing made by the Company with the Commission.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has retained, subject to stockholder ratification, Deloitte & Touche LLP, as its independent public accountants for the fiscal year ending January 1, 2000. Deloitte & Touche LLP has been the independent accountants for the Company for the past fifteen years and has no financial interest, either direct or indirect, in the Company. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, as the Company's independent public accountants, the Board of Directors will consider the selection of another accounting firm.

  The vote of a majority of the shares of Class A and Class B Common Stock represented at the Annual Meeting, voting as a single class, after giving effect that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required for the ratification of Deloitte & Touche LLP, as the Company's independent public accountants. The Board of Directors recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP, as the Company's independent public accountants.

                             CERTAIN TRANSACTIONS

  The Company has entered into employment agreements with Paul S. Bush, Robert
L. Ayres, Lewis H. Aronson, and David G. Messinger. See "Executive Compensation--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

  The Company maintains "key man" life insurance in the amount of approximately $21.4 million on the life of Mr. Paul S. Bush, the Chairman of the Board, President and Chief Executive Officer of the Company. Effective July 1997, the Company entered into a stock redemption agreement with Mr. Paul
S. Bush, which provides that upon Mr. Paul S. Bush's demise the Company may be required to redeem a portion of the Company's capital stock then owned by Mr. Paul S. Bush's estate, at the then market price based upon a thirty day average prior to the closing of any stock redemption. The amount of the redemption is limited to the approximately $21.4 million in life insurance proceeds described above. The Company believes that the redemption agreement would protect stockholder valuation, by providing a mechanism for the orderly liquidation of a portion of the estate's equity holdings in the Company, if the estate is then required to sell such stock, for among other reasons, to satisfy, in whole or part, then current estate tax obligations.

  During fiscal year 1998, the Company made charitable contributions of approximately $82,000 to The Paul Bush Family Foundation, a foundation controlled by Mr. Paul S. Bush. Mr. David G. Dawson, a Class A Director of the Company, served as a consultant to the Company during the Company's 1998 fiscal year. For the fiscal year ended January 2, 1999, the Company paid Mr. Dawson in the aggregate approximately $88,000 for such services.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during its 1998 fiscal year, all such filing requirements applicable to its Officers, Directors, and greater than ten percent beneficial owners were complied with.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company that are intended to be presented at the Company's next Annual Meeting must be received by the Company no later than November 26, 1999 in order for them to be included in the proxy statement and form of proxy relating to that meeting.

                                          By Order of the Board of Directors

                                          Ernest C. Artista,
                                          Secretary

Jamestown, New York
March 26, 1999

--------------------------------------------------------------------------------

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                             BUSH INDUSTRIES, INC.
                                 P.O. Box 460
                 One Mason Drive,   Jamestown, NY   14702-0460
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF BUSH INDUSTRIES, INC.


  The undersigned hereby appoints Paul S. Bush and Robert L. Ayres as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated hereon, all the shares of Class A Common Stock of Bush Industries, Inc. held of record by the undersigned on March 18, 1999, at the Annual Meeting of Stockholders to be held on May 13, 1999 at 10:00 a.m., or any adjournment(s) thereof.

  THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP, AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


                          (Continued on reverse side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------
This proxy, when properly executed, will be voted in the manner directed herein      Please mark      [X]
by the undersigned Class A Common Stockholder.  If no direction is made, this        your votes as
proxy will be voted FOR the following proposals:                                     indicated in
                                                                                     this example.

1. ELECTION OF DIRECTORS                      PAUL A. BENKE, JERALD D. BIDLACK, DAVID G. DAWSON, ROBERT E. HALLAGAN

   FOR all nominees         WITHHOLD          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that
    listed (except as       AUTHORITY         nominee's name in the space provided below.)
      marked to the         to vote for all
       contrary)            nominees listed
         [   ]                  [    ]        _________________________________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, TO ACT AS THE            TO ACT UPON SUCH OTHER MATTER OR MATTERS
   COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED JANUARY 1, 2000.   WHICH MAY PROPERLY COME BEFORE THE MEETING
                                                                                         OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.
               FOR                 AGAINST             ABSTAIN
              [   ]                 [   ]               [   ]                                  This proxy should be marked, dated
                                                                                               and signed by the stockholder(s)
                                                                                               exactly as his or her name appears
                                                                                               hereon, and returned promptly in the
                                                                                               enclosed envelope. Persons signing
                                                                                               in a fiduciary capacity should
                                                                                               so indicate. If shares are held
                                                                                               by joint tenants or as community
                                                                                               property, both must sign.

                                                                                               Dated:_______________________, 1999

                                                                                               ___________________________________
                                                                                               Signature

                                                                                               ___________________________________
                                                                                               Signature

------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE